EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS
EMDEON 2006 GUIDANCE CONSISTENT WITH PRIOR FORECASTS
ELMWOOD PARK, NJ (February 28, 2006) — Emdeon Corporation (NASDAQ: HLTH) today announced financial results for the quarter and year ended December 31, 2005.
“I am pleased with the progress we have made in light of the challenges we faced in the second half of 2005,” said Kevin Cameron, Chief Executive Officer of Emdeon. “During 2005, we improved our operations, introduced enhanced products and extended the value proposition we offer our customers. Our businesses are well positioned to grow as we facilitate improved revenue cycle management, the capturing and sharing of clinical information and the empowerment of the patient.”
Key Financial Highlights
Revenue for the fourth quarter was $327.2 million compared to $307.6 million in the prior year period, an increase of 6.4%. Earnings before restructuring, interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the fourth quarter was $52.3 million or $0.15 per share compared to $47.4 million or $0.14 per share a year ago. Net Income for the fourth quarter was $32.9 million or $0.09 per share compared to net income of $19.7 million or $0.06 per share a year ago.
Revenue for 2005 was $1.28 billion compared to $1.16 billion a year ago, an increase of 10%. Adjusted EBITDA for 2005 increased 28% to $183.7 million or $0.52 per share from $143.5 million or $0.43 per share in the prior year. Net Income for 2005 increased 85.5% to $73.0 million or $0.21 per share from $39.3 million or $0.12 per share a year ago.
Emdeon highlighted today that its previously reported results, financial guidance and analyst consensus estimates referenced “income before restructuring, taxes, non-cash and other items” rather than Adjusted EBITDA. Net interest income was included in the prior measure; however, it is not included in Adjusted EBITDA and the related per share amounts discussed above. Net interest income (expense) for the fourth quarter was $3.5 million or $0.01 per share compared to $(0.6) million or $0.00 per share a year ago. Net interest income (expense) for 2005 was $5.2 million or $0.02 per share compared to $(0.5) million or $0.00 per share a year ago. Accordingly, to compare today’s reported results to prior guidance and analyst consensus estimates, the amounts for net interest income as discussed above should be added to the Adjusted EBITDA reported today. On that basis, Emdeon would have reported “income before restructuring, taxes, non-cash and other items” of $0.16 per share and $0.54 per share for the fourth quarter and full year 2005, respectively. Emdeon intends to report Adjusted EBITDA in the future.

As of December 31, 2005, Emdeon had approximately $427 million in cash and short-term investments on a consolidated basis, including $154 million in cash and short-term investments held by WebMD Health Corp., its 85.8% owned subsidiary.
Segment Operating Results
Emdeon Business Services revenue was $191.1 million for the fourth quarter compared to $182.1 million in the prior year period, an increase of 4.9%. The increase in Emdeon Business Services revenue was attributable to growth in our paid-claims communications services, patient statement services and government business. Adjusted EBITDA was $39.9 million compared to $41.3 million in the prior year period. Operating margins decreased as a result of revenue mix and higher sales, marketing, general and administrative expenses.
Emdeon Practice Services revenue was $77.1 million for the fourth quarter compared to $76.4 million in the prior year period, an increase of 0.9%. Adjusted EBITDA was $9.2 million compared to $5.6 million in the prior year period. Operating margins increased from 7.3% in the prior year period to 11.9% as a result of revenue mix and improvements in our delivery and service infrastructure.
As previously announced on February 23, 2006, WebMD revenue was $49.1 million for the fourth quarter compared to $39.1 million in the prior year period, an increase of 25.5%, driven by continued growth in our online public and private portals. Adjusted EBITDA was $12.4 million compared to $8.7 million in the prior year.
Porex revenue was $18.5 million for the fourth quarter compared to $18.6 million in the prior year period. Adjusted EBITDA for the fourth quarter was $4.7 million compared to $5.5 million in the prior year period.
Financial Guidance
Emdeon’s current expectations are consistent with previously disclosed financial guidance, after taking into account the impact of the completion of the Company’s December 2005 tender offer which reduced the number of its outstanding common shares by approximately 67 million. Due to the use of approximately $550 million to purchase those shares, interest income in 2006 is now expected to be reduced by approximately $20 million.
Emdeon expects revenue in 2006 to be approximately $1.365 billion to $1.415 billion, an increase of approximately 7% to 11% over 2005. Adjusted EBITDA is expected to increase 9% to 25% over 2005 to approximately $200 million to $230 million, or $0.67 to $0.77 per share. Net Income is expected to be approximately $45 million to $65 million, or $0.15 to $0.22 per share, which includes approximately $49.0 million to $51.0 million, or $0.16 to $0.17 per share of non-cash stock-based compensation expense in accordance with SFAS 123R.
A schedule outlining Emdeon’s financial guidance for 2006 is attached to this press release.
Evaluating Strategic Alternatives Related to Emdeon Business Services and Emdeon Practice Services
In connection with inquiries received from several potential strategic buyers that have expressed an interest in acquiring Emdeon Business Services and Emdeon Practice Services, the Board of Directors of Emdeon has commenced a process to evaluate strategic alternatives as it relates to these businesses to maximize stockholder value. Emdeon’s ViPS business unit, currently part of Emdeon Business Services, is not included in the evaluation process and will be retained by Emdeon.
Analyst and Investor Conference Call
As previously announced, Emdeon will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on February 28, 2006. The call can be accessed at www.emdeon.com (in the About Emdeon section). A replay of the audio webcast will be available at the same web address.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.

Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue; and explorations regarding possible transactions or other alternatives with respect to Emdeon Business Services and Emdeon Practice Services. These statements speak only as of the date of this release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); our ability to attract and retain qualified personnel; and uncertainties regarding the outcome of the process of exploring alternatives with respect to Emdeon Business Services and Emdeon Practice Services and its effects on those segments. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release includes both financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: our earnings before restructuring, interest, taxes, non-cash and other items (which we refer to as “Adjusted EBITDA”); income before restructuring, taxes, non-cash and other items; and related per share amounts. We believe that those non-GAAP measures, and changes in those measures, are meaningful indicators of our company’s performance and provide additional information that our management finds useful in evaluating such performance and in planning for future periods. Accordingly, we believe that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. The guidance summary attached to this press release includes a reconciliation of certain forward-looking non-GAAP information to forward-looking GAAP financial information.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.
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